Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the registration statement on Form S-1 (No. 333-235931) and the related prospectus of ReWalk Robotics Ltd. for the registration of ordinary shares, par value NIS 0.25 per share and to the use therein of our report dated February 8, 2019, except for the effects of the reverse share split as described in Note 13 as to which the date is January 15, 2020, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries.

/s/ Kost, Forer, Gabbay & Kasierer
Haifa, Israel	KOST, FORER, GABBAY & KASIERER
February 11, 2020	A Member of EY Global